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                                                                      EXHIBIT 21




Parent                                    Let's Talk Cellular & Wireless, Inc.

Subsidiary                                Telephone Warehouse, Inc.

                                          National Cellular, Inc.

                                          Cellular Warehouse, Inc.

                                          Sosebee Enterprises, Inc.

                                          Cellular USA, Inc.